Exhibit 99.1

STATE OF NEW HAMPSHIRE

PUBLIC UTILITIES COMMISSION

DG 13-086

NORTHERN UTILITIES, INC.

Notice of Intent to File Rate Schedules

Order on Petition for Temporary Rates

O R D E R   N O. 25,529

June 26, 2013

APPEARANCES: Gary Epler, Esq., for Northern Utilities, Inc.; Rorie E.B. Hollenberg, Esq., of the Office of the Consumer Advocate, on behalf of residential ratepayers; and Alexander Speidel, Esq., for the Staff of the Public Utilities Commission.

I.	PROCEDURAL HISTORY

On April 15, 2013, Northern Utilities, Inc. (Northern or Company) made a delivery rate filing requesting permission to implement new permanent delivery rates for natural gas service and to implement temporary delivery rates, pursuant to RSA 378:27, effective with service rendered on or after July 1, 2013. In its permanent rate filing, Northern proposed new permanent rates, effective with service rendered on or after July 1, 2013, that are designed to produce an increase of $5,171,302 in annual revenues. According to Northern’s filing, based upon its proposal, a residential heating customer will experience an increase of approximately 10.7 percent in annual bills, while residential non-heating customers will see an increase of about 31.3 percent annually. Under the proposed permanent rate increase, commercial and industrial customers would experience an increase of 4.3 to 8.5 percent.

On May 6, 2013, the Commission issued Order No. 25,504 suspending the Company’s proposed tariff revisions and scheduling a pre-hearing conference and technical session for June 5, 2013. On April 3, 2013, the Office of Consumer Advocate (OCA) had notified the

Commission, consistent with RSA 363:28, of its participation in the docket on behalf of residential ratepayers. There were no other intervenors in the docket. Following the pre-hearing conference, on June 6, 2013, Staff, with the concurrence of the OCA and Northern, filed a request for Commission approval of a proposed procedural schedule that included a hearing for temporary rates on June 17, 2013. This schedule was approved by the Commission, with a secretarial letter issued on June 10, 2013.

On June 13, 2013, Northern, with the concurrence of the OCA and Staff, filed a Settlement Agreement reached between Northern, OCA, and Staff with regard to temporary rates. See Hearing Exhibit 1. The Settlement Agreement provided for an increase in the Company’s annual revenue of $2,500,000. To implement this increase, a uniform per-therm surcharge of $0.0421 would be applied to all of Northern’s current rate schedules, for service rendered on and after July 1, 2013. As part of its Settlement Agreement filing, Northern, with the concurrence of the OCA and Staff, also requested that the Commission waive N.H. Admin. Rules Puc 203.20(e), requiring that settlement agreements be filed five days prior to a hearing. The hearing on temporary rates was held on June 17, 2013, as scheduled.

II.	POSITIONS OF THE PARTIES AND STAFF

A. Northern

Northern’s original petition for temporary rates sought an annualized revenue increase of $2,518,576. The requested amount of temporary rates was nearly one-half of that sought in the Company’s request for permanent rates.

At the hearing on temporary rates, Northern requested that the Settlement Agreement be approved as filed. Northern filed bill impact analyses summarizing the increases in costs to be borne by typical customers in various customer classes. See Hearing Exhibit 1, Attachments 2, 3, and 4. For example, Northern indicated that a typical residential heating customer, using 747 therms of gas per year, could expect to pay $26 (or 3%) more in the winter heating season, and $6 (or 2.8%) more in the summer heating season, under the temporary rate increase stipulated in the Settlement Agreement, for a total annual bill increase of $31 (or 3%).

B. OCA

At the hearing on temporary rates, the OCA requested that the Settlement Agreement be approved as filed.

C. Staff

Staff, at the hearing on temporary rates, expressed its support for the Commission’s approval of the Settlement Agreement as filed.

III.	COMMISSION ANALYSIS

Pursuant to RSA 541-A:31, V(a), informal disposition may be made of any contested case at any time prior to the entry of a final decision or order, by stipulation, agreed settlement, consent order or default. N.H. Code Admin. Rules Puc 203.20(b) requires the Commission to determine, prior to approving disposition of a case by settlement, that the settlement results are just and reasonable and in the public interest. Based on the record in this case, we find the revenue increase as set forth in the Settlement Agreement to be appropriate and the resulting rates to be just and reasonable.

In its filing for permanent rates, the Company indicated that it was not earning its approved rate of return provided for in its last rate case, in Docket No. DG 11-069. The test year selected by Northern for the rate case is the twelve-month period ended December 31, 2012. The level of earnings and other issues will be explored in depth during the examination of the Company’s filing for permanent delivery rates. For purposes of temporary rates and the more limited investigation envisioned by RSA 378:27, we find that the records of the Company justify an increase in rates on a temporary basis. See Appeal of the Office of Consumer Advocate, 134 N.H. 651, 661 (1991).

As to the amount of the temporary rate increase, the OCA, Staff, and Northern have agreed that $2,500,000 represents a reasonable increase on a temporary basis. We concur that the amount of the increase is reasonable. Moreover, this increase may help to “bridge the gap” to new permanent rates and decrease any potential rate shock resulting from the institution of new permanent rates at the conclusion of the case. We also approve the Company’s request for a waiver pursuant to Puc 203.20(f), as this would promote the orderly and efficient conduct of this proceeding, and would not impair the rights of any party to this proceeding. Accordingly, we approve the Settlement Agreement on temporary rates as filed by Northern, the OCA, and Staff, as well as the rate changes resulting from it.

Based upon the foregoing, it is hereby

ORDERED, that the Settlement Agreement between Northern, the OCA, and Staff is hereby APPROVED; and it is

FURTHER ORDERED, that commencing with service rendered on and after July 1, 2013, Northern may apply a uniform Temporary Rate Factor Charge of $0.0421 per therm to all of Northern’s rate schedules, for all customer classes, as specified by the Settlement Agreement; and it is

FURTHER ORDERED, that Northern shall file with the Commission properly annotated tariff pages consistent with the Settlement Agreement within 10 days of the date of this order, as required by N.H. Admin. Rules Puc 1603; and it is

FURTHER ORDERED, that the request for waiver of N.H. Admin. Rules Puc 203.20(e) with respect to the Settlement Agreement is GRANTED.

By order of the Public Utilities Commission of New Hampshire this twenty-sixth day of June, 2013.

Amy L. Ignatius	Michael D. Harrington
Chairman	Commissioner

Attested by:

Debra A. Howland
Executive Director